UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
HENRY BROS. ELECTRONICS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The following is the text of a press release issued by Henry Bros. Electronics, Inc. on November 26, 2010:
HENRY BROS. ELECTRONICS, INC. ANNOUNCES KRATOS MERGER TO MOVE FORWARD
Discussions end with Third Party Under ‘Go-Shop’ Activities
FAIR LAWN, N.J., Nov. 26, 2010 /PRNewswire via COMTEX/ — Henry Bros. Electronics, Inc. (Nasdaq: HBE) announced today that the amended merger agreement with Kratos Defense & Security Solutions Inc. (Nasdaq: KTOS) (“Kratos”) to acquire all outstanding shares of Henry Brothers at $8.20 per share in cash will move forward. Discussions with a third party that had submitted a previously announced non-binding proposal to acquire all of the outstanding shares of HBE common stock for $8.00 per share in cash have ended.
HBE’s Board of Directors continues to unanimously recommend the proposed merger with Kratos. A stockholder meeting to vote on the proposed merger between HBE and Kratos has been scheduled to take place on December 9, 2010.
About Henry Bros. Electronics, Inc.
Henry Bros. Electronics (NASDAQ:HBE) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. HBE has offices in Arizona, California, Colorado, Maryland, New Jersey, New York, Texas and Virginia. For more information, visit http://www.hbe-inc.com.
Important Additional Information
In connection with the proposed merger with Kratos, HBE has filed a definitive proxy statement and proxy supplement with the Securities and Exchange Commission (the “SEC”), which documents have been mailed to stockholders of record as of November 2, 2010.. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND SUPPLEMENT CAREFULLY AS THEY CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE PROPOSED MERGER. Stockholders may also obtain free copies of the proxy statement and other relevant documents filed with the SEC at the SEC’s website at www.sec.gov, or by writing to Henry Bros. Electronics, Inc., 17-01 Pollitt Drive, Fair Lawn, New Jersey 07410, Attention: Corporate Secretary.
HBE and its directors, executive officers and other members of its management may be deemed to be participants in the solicitation of proxies from HBE’s stockholders in connection with the proposed merger. Information concerning the interest of participants in the solicitation, which may be different than those of HBE’s stockholders generally, is set forth in HBE’s proxy statements and Annual Reports on Form 10-K filed with the SEC.
Cautionary Note Regarding Forward Looking Statements
Certain statements contained in this press release about our expectation of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as,

“may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results and financial condition may differ, possibly materially, from our anticipated results and financial condition indicated in these forward-looking statements. In addition, certain factors could affect the outcome of the matters described in this press release. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the outcome of any legal proceedings that may be instituted against us or others following the announcement of the merger agreement, (3) the inability to complete the merger due to the failure to satisfy other conditions required to complete the merger, (4) risks that the proposed transaction disrupts current plans and operations, and (5) the costs, fees and expenses related to the merger. Additional information regarding risk factors and uncertainties affecting HBE is detailed from time to time in HBE’s filings with the SEC, including, but not limited to, HBE’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, available for viewing on HBE’s website at www.hbe-inc.com. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Contacts:
Todd Fromer	Jim Henry, Chief Executive Officer
KCSA Strategic Communications	Henry Bros. Electronics, Inc.
212-896-1215	201-794-6500
tfromer@kcsa.com	jhenry@hbe-inc.com